GPS FUNDS I
AMENDED AND RESTATED RULE 18f-3 PLAN
Effective May 6, 2024

WHEREAS, GPS Funds I, a Delaware statutory trust (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has established and designated the series (each a “Fund” and collectively the “Funds”) and classes (each a “Class”) identified on Schedule A, as may be amended from time to time.

WHEREAS, AssetMark, Inc. (“AssetMark”) serves as investment adviser for the Funds;
WHEREAS, AssetMark Brokerage, LLC (“AssetMark Brokerage”) serves as underwriter and U.S. Bank Global Fund Services serves as fund administrator and transfer agent for the Funds;
WHEREAS, Rule 18f-3 under the 1940 Act permits an open-end management investment company to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment company adopts a written plan setting forth the separate arrangements and expense allocation of each class and any related conversion features or exchange privileges;
NOW, THEREFORE, the Trust, wishing to act in accordance with Rule 18f-3 under the 1940 Act, hereby adopts this amended and restated Rule 18f-3 Plan (a “Rule 18f-3 Plan”) with respect to the Funds as follows:
I.     Each Class of a Fund will represent interests in the same portfolio of investments of such Fund, and be identical in all respects to each other Class of that Fund, except as set forth below.
II.     The only differences between each Class will relate solely to:
A.     administrative service and/or shareholder servicing fees attributable to such Class and any other costs relating to implementing or amending such arrangements;
B.     voting rights related to any matter submitted to shareholders in which the interests of a Class differ from the interests of any other Class;
C.     Class names or designations; and
D.     “Class Expenses,” which will be limited to the following expenses attributable to a specific Class of a Fund: (a) transfer agency fees; (b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders; (c) Blue Sky notification and/or filing fees; (d) SEC registration fees; (e) expenses of administrative personnel and services as required to support the shareholders; (f) litigation or other legal expenses and audit or other accounting expenses; (g) Trustee fees or expenses; (h) shareholder meeting costs; and (i) such other expenses as are subsequently identified and determined to be attributable to a specific Class of a fund to one Class, which shall be so applied upon approval by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.
III.     All expenses of the Trust that are not attributable to a particular Fund or Class will be allocated among the Funds based upon the relative aggregate net assets of such Funds. Expenses that are attributable to a particular Fund, but not to a particular Class thereof, and income, realized gains and losses, and unrealized appreciation and depreciation will be allocated to each Class of such Fund based on its net asset value relative to the net asset value of the Fund if such Fund does not pay daily dividends and if the Fund does pay daily dividends on the basis of the settled shares method (as described in Rule 18f-3(c)(1)(iii)). Notwithstanding the foregoing, AssetMark Brokerage, AssetMark, or another provider of services to the Trust may waive or reimburse the expenses of a specific Class or Classes to the extent permitted under Rule 18f-3 under the 1940 Act and pursuant to any applicable ruling, procedure or regulation of the Internal Revenue Service. A Class of shares may be permitted to bear expenses that are directly attributable to such Class, including: (a) any administrative service and/or shareholder servicing fees for a particular Class and any other costs relating to implementing or amending such arrangements; and (b) any Class expenses determined by the Trustees to be attributable to such Class.
IV.     To the extent that any dividends are paid by a Fund, such dividends will be calculated as to each Class of its shares in the same manner, at the same time, on the same day, and will be in the same amount, except that any shareholder servicing fees, administrative services fees, and Class Expenses allocated to a Class will be borne exclusively by that Class.
V.     Any distribution arrangement of the Trust will comply with Rule 2341 of the Conduct Rules of the Financial Industry Regulatory Authority, to the extent applicable.
VI.     The initial adoption of, and all material amendments to, this Rule 18f-3 Plan must be approved by a majority of the members of the Board of Trustees of the Trust (the “Board”), including a majority of the Board members who are not interested persons of the Trust.
VII.     Prior to the initial adoption of, and any material amendments to, this Rule 18f-3 Plan, the Board shall request and evaluate, and any agreement relating to a class arrangement shall require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the Rule 18f-3 Plan.
VIII.     While this Rule 18f-3 Plan is in effect, the Board shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act.
Effective: March 31, 2011
Last revised: May 6, 2024

SCHEDULE A

Series	Classes
GuideMark® Large Cap Core Fund	Service Shares
GuideMark® Emerging Markets Fund	Service Shares
GuideMark® Small/Mid Cap Core Fund	Service Shares
GuideMark® World ex-US Fund	Service Shares
GuideMark® Core Fixed Income Fund	Service Shares

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